Exhibit 10-iii(ii)

AT&T NON-QUALIFIED PENSION PLAN

AT&T
and
such of its Subsidiary Companies that are
Participating Companies

Amendment dated July 28, 2003

ARTICLE 9.

GENERAL PROVISIONS

* * * *

9.18              CIC Provision

(a)              Applicability

This Section 9.18 applies only to an individual who, as of the date a Change in Control ("CIC") occurs (as defined in the Pension Plan), is an employee of a Participating Company and a Participant in this Plan.

(b)              Nonforfeitable Benefits

Notwithstanding any other provisions of this Plan, on and after the date a CIC occurs, solely for purposes of determining entitlement to benefits from this Plan, an individual described in Section 9.18(a) shall be deemed to be vested under the Pension Plan, whether or not such Participant is otherwise entitled to a vested benefit from the Pension Plan.

(c)              Amendments to CIC Provisions

Notwithstanding the provisions of Section 8.02, or any other provision of the Plan, unless required by applicable law, this Section 9.18 may not be amended in any manner adverse to the interests of Participants without their consent and, further, upon the occurrence of a CIC, no amendment may be made to this Section 9.18 by the Board, the Company, (including any successor to the Company), any committee, any officer, or any other party to suspend, modify, or eliminate any benefit provisions that are applicable upon occurrence of a CIC.